Exhibit 10.1

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into September 26, 2025 by and between VAIL RESORTS, INC., a Delaware corporation (the “Company”) and Robert A. Katz (“Executive”).

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company during the period set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other consideration, the receipt of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.Employment.

a.The Company hereby employs Executive to serve as the Chief Executive Officer of the Company on the terms and conditions set forth herein. In such capacity, Executive shall have the responsibilities normally associated with such position, subject to the direction and supervision of the Board of Directors of the Company (the “Board”). Executive shall also serve as a member of the Board and the Executive Committee of the Board.

b.Executive accepts employment hereunder and agrees that, during the term of Executive’s employment, Executive will observe and comply with the policies and rules of the Company and devote substantially all Executive’s time during normal business hours and best efforts to the performance of Executive’s duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of Executive’s ability. Executive further agrees that, during the term of this Agreement, Executive will not, without the prior written consent of the Board, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Executive’s personal services. This restriction shall not preclude Executive from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive’s obligations hereunder), in any business or enterprise that is not in competition with any business or enterprise of the Company or any of its parents, subsidiaries or affiliates (collectively, the “Companies”). This Agreement shall not limit Executive’s community or charitable activities so long as such activities do not impair or interfere with Executive’s performance of the services contemplated by this Agreement.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH [***] TO INDICATE WHERE REDACTIONS HAVE BEEN MADE. THE MARKED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT CONTAINS INFORMATION THAT IF DISCLOSED WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY.

2.Compensation.

For all services rendered by Executive to or on behalf of the Companies, the Company shall provide or cause to be provided to Executive, subject to making any and all withholdings and deductions required of the Company or its affiliates by law with all other income tax consequences being borne by Executive, the following:

a.Base Salary. Executive shall receive a base salary of $1,000,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company and other applicable withholding and deductions. Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”). Any increases in such Base Salary shall be at the discretion of the Compensation Committee, and Executive acknowledges that the Compensation Committee is not obligated to grant any increases. The Base Salary shall not be lowered during the term of this Agreement without Executive’s written consent.

b.Vail Resorts Management Incentive Plan for Corporate Executives. Executive shall be entitled to participate in the Management Incentive Plan for Corporate Executives (the “MIP”) on the same terms as may be applicable to other senior executives of the Company and subject to the terms of the MIP. Subject to approval by the Compensation Committee and further subject to Executive’s continued employment through the date of any such grant, under the MIP, Executive’s target annual bonus award will be One Hundred Percent (100%) of Executive’s Base Salary based upon Executive’s performance in light of objectives established by the Board and assessed by the Compensation Committee.

c.Benefits; Paid Time Off. Executive shall be eligible to participate in the benefit plans, perks and time off policies on the same terms as may be extended generally to other senior executives of the Companies and to the extent Executive is eligible under the terms of the applicable plan or policy.

d.Perquisites. In addition, Executive shall receive all other benefits and perquisites on the same terms afforded from time to time to senior executives generally or as specifically approved by the Compensation Committee. Executive shall participate in the Executive Perquisite Fund (as may be amended from time to time) in the amount of $80,000 per annum, provided that, any Executive Perquisite Fund may be amended from time to time or terminated as the Company may determine.

e.Expense Reimbursement. Executive shall have a travel and entertainment budget that is reasonable in light of Executive’s position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by Executive thereunder upon submission of appropriate documentation thereof in compliance with applicable Company policies.

f.Legal Expenses. The Company shall reimburse Executive’s reasonable documented legal fees and expenses (not to exceed $10,000) incurred in the review and negotiation of this Agreement, provided that, any such payment shall be made on or before March 15 of the calendar year immediately following the Employment Commencement Date.

g.LTI Grant. Subject to approval by the Compensation Committee and further subject to Executive’s continued employment through the date of any such grant, Executive shall be entitled to receive a target annual long-term incentive equity grant in the amount of approximately $3,000,000 comprised of 50% RSUs and 50% Stock Appreciation Rights (“SARs”), which SARs will have an exercise price that is 10% greater than the closing price of our common stock on the date of grant. Any such RSUs and SARs that may be granted shall be issued subject to the terms of the Vail Resorts, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) and the applicable agreement provided pursuant thereto, using the Company’s standard valuation methodology and vesting in increments of 1/3 per year over a three-year period, such vesting to commence on the first anniversary of the grant date of such RSUs and SARs. Any awards under the 2024 Plan are at the discretion of the Compensation Committee. Any current or future grants shall be at the discretion of the Compensation Committee, and Executive acknowledges that the Compensation Committee is not obligated to grant any awards.

3.Term and Termination.

a.Term. The effective date of this Agreement shall be September 26, 2025 (“Employment Commencement Date”). Unless terminated earlier, the term of this Agreement shall be for the period commencing with the Employment Commencement Date and continuing through September 25, 2028, and shall thereafter be automatically renewed for successive one-year periods unless, no later than 60 days before the expiration of the then-current term, either Executive or the Company gives the other written notice of non-renewal, in which case this Agreement shall expire upon the conclusion of the then-current initial or renewal term.

b.Termination for Cause. The Company may terminate this Agreement and Executive’s employment at any time for “Cause”. For purposes of this Agreement, “Cause” shall mean (i) any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Company’s Code of Ethics and Business Conduct or other Company policy that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of any of the Companies; (iii) gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of any of the Companies, and any acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; or (v) any action involving a material breach of the terms of the Agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days, if curable, after receiving written notice from the Board specifying the details thereof. In the event of a termination for Cause, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of such termination. Further, Executive acknowledges that in the event of such a termination for Cause, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under the MIP or any other incentive compensation plan in which Executive is then participating.

c.Termination Without Cause. The Company may terminate this Agreement and Executive’s employment at any time without Cause, by giving Executive written notice specifying the effective date of such termination. In the event of a termination of employment without Cause and provided that Executive and the Company execute (and, if applicable, thereafter not revoke) a written release in connection with such termination substantially in the form attached hereto as Annex I (the “Release”), Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the effective date of such termination, (ii) a pro-rated bonus for the portion of the Company’s fiscal year through the effective date of such termination, which pro-rated bonus shall be based on applying the level of achievement of the performance targets (with respect to both Executive and the Companies) to Executive’s target bonus for the year of such termination payable in a lump sum at the same time as bonuses are paid to the Company’s senior executives generally (the “Pro-Rated Bonus”), and (iii) twenty-four (24) months of Executive’s then current Base Salary payable in a lump sum. For the purposes of this section, an involuntary termination of Executive’s employment without Cause upon any written notice of non-renewal given by the Company pursuant to Section 3(a) of this Agreement shall be deemed termination without Cause. Any payment to Executive made pursuant hereto shall be paid to Executive no later than the date that is two and a half months following the calendar year in which such termination without Cause occurs. In addition, provided that the Release has been executed, all unvested shares or portions of any equity grant not yet vested (including RSUs, SARs, stock options or any other form of equity or long-term incentive) made by the Company to Executive concurrent with or subsequent to the execution of this Agreement under any equity compensation plan of the Company (“Unvested Equity Grants”) shall automatically become fully vested upon termination pursuant to this Section 3(c).

d.Termination By Executive For Good Reason. Executive shall be entitled to terminate this Agreement and Executive’s employment at any time for “Good Reason” by giving the Company written notice of such termination. For purposes of this Agreement, “Good Reason” shall mean (i) the Company has breached its obligations hereunder in any material respect, (ii) the Company has decreased Executive’s then current Base Salary, (iii) Executive is directed to relocate Executive’s principal office more than 30 miles from Interlocken Business Park without Executive’s consent, and/or (iv) the Company has effected a material diminution in Executive’s reporting responsibilities, authority, or duties as in effect immediately prior to such change; provided, however, that Executive shall not have the right to terminate this Agreement for Good Reason unless: (A) Executive has provided notice to the Company of any of the foregoing conditions within 90 days of the initial existence of the condition; (B) the Company has been given at least 30 days after receiving such notice to cure such condition (other than if Good Reason is due to a Change in Control); and (C) Executive actually terminates employment within six months following the initial existence of the condition. In such event, provided that Executive and the Company have executed (and, if applicable, thereafter not revoked) the Release, Executive shall be entitled to receive (w) Executive’s then current Base Salary through the effective date of such termination, (x) a Pro-Rated Bonus, (y) twenty-four (24) months of Executive’s then current Base Salary payable in a lump sum. Any payment to Executive made pursuant hereto shall be paid to Executive no later than the date that is two and a half months following the calendar year in which such termination for Good Reason occurs. In addition, provided that the Release has been executed, all Unvested Equity Grants shall automatically become fully vested upon termination pursuant to this Section 3(d).

e.Termination By Executive Without Good Reason. Executive may also terminate this Agreement and Executive’s employment at any time without Good Reason by giving the Company at least thirty (30) days’ prior written notice. In such event, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of termination. Further, Executive acknowledges that in the event of such a termination without Good Reason, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under the MIP or any other incentive compensation plan in which Executive is then participating.

f.Termination Due To Disability. In the event that Executive becomes “Totally and Permanently Disabled” (as reasonably determined by the Board acting in good faith), the Company shall have the right to terminate this Agreement and Executive’s employment upon written notice to Executive; provided, however, that in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Release, Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the date of such termination, (ii) a Pro-Rated Bonus, and (iii) Executive’s then-current Base Salary, net of short term disability payments remitted to Executive by the Company pursuant to the Company’s Short-Term Disability Plan, through the earlier of (y) the scheduled expiration date of this Agreement (but in no event less than twelve (12) months from the date of disability) or (z) the date on which Executive’s long-term disability insurance payments commence. In addition, provided that the Release has been executed, all Unvested Equity Grants shall automatically become fully vested upon termination pursuant to this Section 3(f).

g.Termination Due To Death. This Agreement shall be deemed automatically terminated upon the death of Executive. In such event, provided Executive’s personal representative and the Company execute a release substantially in the form of the Release, Executive’s personal representative shall be entitled to receive (i) Executive’s then-current Base Salary through such date of termination, and (ii) a Pro-Rated Bonus. In addition, provided that the Release has been executed, all Unvested Equity Grants shall automatically become fully vested upon termination pursuant to this Section 3(g).

h.Other Benefits. Upon Executive’s termination pursuant to Sections 3(c) or (d), and, in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Release, the Company agrees to pay Executive, in a lump sum, one year’s COBRA premiums for continuation of health and dental coverage in existence at the time of such termination, as determined as of Executive’s date of termination. This payment will be remitted to Executive at the same time that Executive is paid pursuant to Sections 3(c) and (d). Except as expressly set forth in this Section 3, Executive shall not be entitled to receive any compensation or other benefits in connection with the termination of Executive’s employment.

i.Termination in Connection with a Change in Control. In the event of a termination of Executive’s employment by the Company without Cause (including on account of notice by the Company of non-renewal of this Agreement) or by Executive for Good Reason, all within 365 days following a consummation of a Change in Control of the Company and provided that Executive and the Company execute (and, if applicable, thereafter not revoke) the Release, Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the effective date of such termination or non-renewal, (ii) a Pro-Rated Bonus, and (iii) a lump sum payment equal to twenty-four (24) months of Executive’s then current Base Salary plus an amount equal to the cash bonus paid to Executive in the prior calendar year, payable no later than the date that is two and a half months following the calendar year in which such termination occurs. For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis; or (B) during any period of twenty-four (24) consecutive months, a majority of the members of the Board or other equivalent governing body of the Company cease to be composed of individuals (1) who were members of that Board or equivalent governing body on the first day of such period, (2) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (3) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or (C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or (D)the Company sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

j.Provisions of Agreement that Survive Termination. No termination of this Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5, 6 and 7, and such rights and obligations shall survive such termination in accordance with the terms of such sections.

4.Restrictive Covenants.

a.The provisions of this Section 4 shall apply for a period of two (2) years beginning with the date of termination of Executive’s employment hereunder for any reason. During such period, Executive will not, except with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a "Competing Enterprise," which is defined as an entity whose operations are conducted within the ski industry in North America or in the real estate development, lodging or hospitality industries in the State of Colorado. Notwithstanding the foregoing, Executive may participate, own, finance, manage, obtain employment or otherwise be connected with a larger regional, national or international business or enterprise (a "New Employer") which owns or operates a Competing Enterprise as a brand, branch, division, subsidiary or affiliate provided that (i) the Competing Enterprise accounts for less than 10% of the New Employer's annual revenues and annual net income on both a historical or pro forma basis for the New Employer's most recently completed fiscal year, and (ii) Executive's duties for the New Employer are not primarily related to the conduct of such Competing Enterprise.

The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

b.Further, Executive covenants and agrees that, during Executive’s employment hereunder and for the period of two (2) years thereafter, Executive will not, directly or indirectly solicit for another business or enterprise, or otherwise interfere with the Company’s relationship with, any person who is a Grade 27 managerial or higher level employee of any of the Companies at the time of Executive’s termination.

c.Executive acknowledges that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in terms of duration, scope and geographic area; are necessary to protect the legitimate business interests of the Company; and are a material inducement to the Company to enter into this Agreement.

d.In the event Executive breaches any provision of Section 4, in addition to any other remedies that the Company may have at law or in equity, Executive shall promptly reimburse the Company for any severance payments received from, or payable by, the Company. In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to Executive.

5.Document Return; Resignations.

a.Upon termination of Executive’s employment hereunder for any reason, or upon the Company’s earlier request, Executive agrees that Executive shall promptly surrender to the Company all letters, papers, documents, instruments, records, books, products, data and work product stored on electronic storage media, and any other materials owned by any of the Companies or used by Executive in the performance of Executive’s duties under this Agreement.

b.Upon termination of Executive hereunder for any reason, Executive agrees that Executive shall be deemed to have resigned from all officer, director, management or board positions to which Executive may have been elected or appointed by reason of Executive’s employment or involvement with the Company, specifically including but not limited to the Board, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which Executive serves as a result of or in his capacity as CEO (collectively, the “Associations”). Executive agrees to promptly execute and deliver to the Company or its designee any other document, including without limitation a letter of resignation, reasonably requested by the Company to effectuate the purposes of this Section 5(b). If the Company is unable, after reasonable effort, to secure Executive’s signature on any document that the Company deems to be necessary to effectuate the purposes of this Section 5(b), Executive hereby designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and submit to any appropriate third party any such document, which shall thereafter have the same legal force and effect as if executed by Executive.

6.Confidentiality and Assignment of Intellectual Property.

a.During Executive’s employment with the Company, and at all times following the termination of Executive’s employment hereunder for any reason, Executive shall not use for Executive’s own benefit or for the benefit of any subsequent employer, or disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations, other than as reasonably necessary to perform Executive’s duties under this Agreement. As used herein, the term “confidential information” includes without limitation trade secrets, ideas, inventions, technologies, budgets, marketing, financial, or other business plans, customer information, strategies, analyses of potential transactions, costs, personnel data, and other proprietary information of the Company that is not in the public domain. Notwithstanding any other provision of this Agreement, Executive is hereby notified pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

b.For purposes of this Section 6(b), “Company Inventions” means all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Executive learns of, conceives, develops or creates alone or with others during Executive’s employment with the Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to: (i) the Company’s business, products or services; or (ii) work performed for the Company by Executive or any other Company employee, agent or contractor; or (iii) the use of the Company’s property or time; or (iv) access to the Company’s confidential information. Executive hereby assigns to the Company Executive’s entire right, title and interest in all Company Inventions, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection. Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§ 101, et seq.). To the extent that any such works, by operation of law, cannot be “works made for hire,” Executive hereby assigns to Company all right, title, and interest in and to such works and to any related copyrights. Executive shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this paragraph.

7.Non-Assignability.

It is understood that this Agreement has been entered into personally by the parties. Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that the Company may assign this Agreement to any parent, subsidiary, affiliate or successor corporation.

8.Injunctive Relief.
The parties acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, and/or 7 of this Agreement may be inadequate and that, accordingly, either party shall be entitled to injunctive relief in the event of such a violation or threatened violation without being required to post bond or other surety. The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement.

9.Indemnification.

The Company agrees that it shall indemnify and hold harmless Executive in connection with legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of the Companies to the fullest extent permitted under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the Indemnification Agreement by and between the Company and Executive, attached hereto as Exhibit A and incorporated herein by reference. To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern. Further, Executive shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other senior executives of the Companies.

10.Complete Agreement.

This Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between the Company and Executive. Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable incentive compensation, benefit plan or other similar agreements.

11.Disputes.

All disputes relating to or arising from this Agreement and/or Executive’s employment with the Company, to the fullest extent permitted by law, shall be resolved, upon written request by either party, by final and binding arbitration by the Judicial Arbiter Group (“JAG”) in Denver, Colorado in accordance with the JAMS Streamlined Arbitration Rules and Procedures as in effect at the time of the arbitration. The JAG arbitration fees shall be paid equally by the parties hereto. Arbitration hereunder shall take place before one JAG arbitrator mutually agreed upon by the parties within 30 days of the written request for arbitration. If the parties are unable or fail to agree upon the arbitrator within such time, the parties shall submit a request at the end of such period to JAG to select the arbitrator within 15 days thereafter. The arbitration and determination rendered by the JAG arbitrator shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings). It is understood and agreed that the arbitrator shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance. The arbitrator may award costs and expenses of the arbitration proceeding (including, without limitation, reasonable attorneys' fees) to the prevailing party. However, the Company and Executive shall have the right to seek and obtain injunctive or other equitable relief, including a temporary restraining order, a preliminary injunction, or a permanent injunction, from a court of competent jurisdiction to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act (“FAA”).

12.Amendments.

Any amendment to this Agreement shall be made only in writing and signed by each of the parties hereto.

13.Governing Law.
The internal laws of the State of Colorado law shall govern the construction and enforcement of this Agreement.

14.Notices.

Any notice required or authorized hereunder shall be deemed delivered when deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

Robert A. Katz
[***]
[***]

Vail Resorts, Inc.
390 Interlocken Crescent
Broomfield, CO 80021
Attn: General Counsel

15.Code Section 409A; Withholding.

a.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

b.Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the date of termination of employment or, if earlier, on Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

c.To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

d.The Company shall have the right to withhold from any amount payable hereunder any Federal, state, local, and other taxes in order for the Company to satisfy any withholding tax obligation it may have.

16.No Duty to Mitigate.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

17.Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

18.Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

19.Construction.

Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against this Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

20.Severability and Modification by Court.

If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any such court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest extent allowed by law from unfair competition, unfair solicitation and/or the misuse or disclosure of its confidential information and records containing such information.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of the date first written above.

VAIL RESORTS, INC.

By: /s/ Julie. A. DeCecco
Name: Julie A. DeCecco
Title: General Counsel

EXECUTIVE:

/s/ Robert A. Katz
Robert A. Katz

Annex I

RELEASE

This release (this “Release”) is entered into as of this _____________ day of _____________, 20___ (the “Release Date”) by _______________ (“Employee” or “you”)), on the one hand and Vail Resorts, Inc. (“VRI”) on the other hand (collective, the “Parties”).

1.Reference is hereby made to Executive Employment Agreement, dated __________, 20__ (the “Executive Employment Agreement”) by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and VRI. Capitalized terms used but not defined herein have the meanings ascribed to them in Executive Employment Agreement which is adopted and incorporated herein by reference.

2.Employee, for himself, his spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges VRI and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, that Employee or his spouse, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date. Employee acknowledges that this Release is intended to and does cover, but is not limited to: (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act (“ADEA”) (as amended), the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the Equal Pay Act; the Americans with Disabilities Act of 1990; the Older Worker Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification (WARN) Act; the Lawful Off-Duty Activities Statute (LODA); the Personnel Files Employee Inspection Right Statute; the Colorado Labor Peace Act; the Colorado Labor Relations Act; the Colorado Equal Pay Act; the Colorado Minimum Wage Order; the Colorado Genetic Information Non-Disclosure Act; the Colorado Anti-Discrimination Act (CADA); (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from VRI including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of the covenant of good faith and fair dealing. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that, by this Release, Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

3.This Release shall in no event (i) apply to any claim by either Employee or VRI arising from any breach by the other party of its obligations under Executive Employment Agreement occurring on or after the Release Date or waive Employee’s right to indemnification under the by-laws of the VRI. Further, this Release does not prevent Employee from filing a charge with, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, Securities Exchange Commission, or other federal, state, or local government agency (except that he acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and he further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding, with the exception of any right to claim an award pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar whistleblower law). Further, nothing in this Release prohibits Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. without prior notice to VRI. Further, notwithstanding Employee’s confidentiality and nondisclosure obligations, he is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

4.Employee agrees that, to the extent permitted by law, he shall cooperate fully with VRI in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against VRI by a third party or by or on behalf of VRI against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with VRI’s counsel, at reasonable times and locations designated by VRI, to investigate or prepare VRI’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by VRI. Employee further agrees that, to the extent permitted by law, he will notify VRI promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against VRI.

5.Enforceability of Release:

a.You acknowledge that you have been advised to consult with an attorney before signing this Release.

b.You acknowledge the adequacy and sufficiency of the consideration outlined in the Executive Employment Agreement for your promises set forth in this Release and that the Company is not otherwise obligated to pay such sums.

c.You acknowledge that you have been offered at least twenty-one (21) days to consider this Release, that you have read the Executive Employment Agreement and this Release, and understand its terms and significance, and that you have executed this Release and with full knowledge of its effect, after having carefully read and considered all terms of this Release and, if you have chosen to consult with an attorney, your attorney has fully explained all terms and their significance to you. You understand and agree that by entering into this Release, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection

Act, and that you have received consideration beyond that to which you were entitled if you chose not to sign this Release.

d.You hereby certify your understanding that you may revoke this Release, as it applies to you, within seven (7) days following execution of this Release and that this Release shall not become effective or enforceable until that revocation period has expired. Any revocation should be sent, in writing, to Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021, Attn: Office of the General Counsel. You also understand that, should you revoke this Release within the seven-day period, this Release, as it applies to you, would be voided in its entirety and the sums set forth in the Executive Employment Agreement would not be paid or owed to you.

6.To the extent permitted by law, and subject to Section 3 above, Employee agrees to refrain from disparaging VRI, the Companies (as defined in the Executive Employment Agreement), the Board of Directors of VRI, or the officers, directors, stockholders, or employees of any of the Companies, the Companies’ business strategies, practices, plans, and projects. For the avoidance of doubt, nothing in this Section or this Release limits Employee’s ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice, or in any way restricts or impedes Employee from exercising protected rights, including rights under the National Labor Relations Act or the federal securities laws. Further, this Release does not limit Employee’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing non-privileged documents or other information, without notice to VRI.

7.This Release shall be effective as of the eighth day following the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Release on the date indicated below.

ROBERT A. KATZ	VAIL RESORTS, INC.
By:
Date:	Date: